    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2003

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             VIEWPOINT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

                DELAWARE                                   7373                                  95-4102687
    (State or Other Jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or Organization)            Classification Code Number)                 Identification Number)

                             ---------------------
                         498 SEVENTH AVENUE, SUITE 1810
                            NEW YORK, NEW YORK 10018
                                 (212) 201-0800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                           BRIAN J. O'DONOGHUE, ESQ.
                         SECRETARY AND GENERAL COUNSEL
                             VIEWPOINT CORPORATION
                         498 SEVENTH AVENUE, SUITE 1810
                            NEW YORK, NEW YORK 10018
                                 (212) 201-0800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                WITH A COPY TO:
                      MILBANK, TWEED, HADLEY & MCCLOY LLP
                           ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                                 (212) 530-5000
                       ATTENTION: ALEXANDER M. KAYE, ESQ.
                             ---------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement until all the shares hereunder have been sold.
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                     AMOUNT          PROPOSED MAXIMUM         PROPOSED
           TITLE OF EACH CLASS OF                    TO BE            OFFERING PRICE     MAXIMUM AGGREGATE        AMOUNT OF
         SECURITIES TO BE REGISTERED             REGISTERED(1)         PER UNIT(2)       OFFERING PRICE(2)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share......      7,037,066              $1.135           $7,987,069.91           $734.81
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

---------------

(1) This prospectus generally covers the resale of at least that number of shares of common stock equal to 130% of the number of shares of common stock issuable upon conversion of the convertible notes, as interest shares on the convertible notes and upon exercise of the related warrants, determined as if the outstanding convertible notes and warrants were converted or exercised, as applicable, in full and the interest shares for the entire term of the convertible notes are issued, in each case, as of the trading day immediately preceding the date this registration statement was initially filed with the Commission. Pursuant to Rule 416(a) of the Securities Act, as amended, this registration statement also registers such additional shares of the registrant's common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices for Viewpoint Corporation's common stock as reported on the Nasdaq National Market on January 28, 2003 in accordance with Rule 457(c) under the Securities Act.
                             ---------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

            PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY 30, 2003

                             VIEWPOINT CORPORATION

                        7,037,066 SHARES OF COMMON STOCK

       THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGES 1-5 IN DETERMINING WHETHER TO PURCHASE VIEWPOINT CORPORATION COMMON STOCK.

                             ---------------------

       The selling stockholders identified on page 7 of this prospectus are offering shares of common stock of Viewpoint Corporation. The selling stockholders may offer shares through public or private transactions, at prevailing market prices or at privately negotiated prices. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on pages 8-9. Viewpoint will not receive any portion of the proceeds from the sale of these shares.

       Viewpoint's common stock is quoted on the Nasdaq National Market under the symbol "VWPT."

       On January 28, 2003, the last reported closing price of the common stock on the Nasdaq National Market was $1.148 per share.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                THE DATE OF THIS PROSPECTUS IS           , 2003.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
VIEWPOINT...................................................    1
RISK FACTORS................................................    1
FORWARD-LOOKING STATEMENTS..................................    6
USE OF PROCEEDS.............................................    6
PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS.........    6
SELLING STOCKHOLDERS........................................    7
PLAN OF DISTRIBUTION........................................    8
LEGAL MATTERS...............................................    9
EXPERTS.....................................................    9
INCORPORATION OF DOCUMENTS BY REFERENCE.....................   10
WHERE YOU CAN FIND MORE INFORMATION.........................   10

                             ---------------------

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

       NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

                                   VIEWPOINT

       We are a leading provider of e-commerce visualization solutions for the World Wide Web. Our technology, which we call Viewpoint Experience Technology, is designed to make the use of rich media on the web, particularly photo-realistic 3D, practical and widespread.

       Our principal executive offices are located at 498 Seventh Avenue, Suite 1810, New York, New York 10018, and our telephone number is (212) 201-0800.

                                  RISK FACTORS

       An investment in Viewpoint involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before you decide to invest in Viewpoint. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT

       We have been developing e-commerce visualization solutions for the Web since our acquisition of Real Time Geometry Corp. in December 1996. Additionally, the e-commerce market is relatively new and evolving rapidly. Accordingly, we have a relatively short operating history in this market on which you can evaluate our business and prospects. You should consider our prospects in light of the risks and difficulties frequently encountered by early stage online companies, including, but not limited to:

     --    we have an evolving and unpredictable business model;

     -- we must establish and develop broad market acceptance of our products, technologies and services;

     -- we must continue to develop new products, technologies and enhancements;

     -- we must respond quickly to rapidly changing market developments, customer demands and industry standards;

     --    we must attract, train and retain qualified employees; and

     --    we must effectively manage our growth.

       If we are not successful in addressing these risks and challenges, we will not be able to grow our business, compete effectively or achieve profitability.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE

       We have had significant quarterly and annual operating losses since our inception, and as of September 30, 2002, we had an accumulated deficit of approximately $216,760,000. We changed the focus of our business in early 2000 from prepackaged graphics software products to e-commerce visualization solutions. We believe that, despite this change in our strategic focus, we will continue to incur operating losses for the foreseeable future.

OUR FUTURE REVENUES MAY BE UNPREDICTABLE AND MAY CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE

       As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, we may be unable to forecast our quarterly and annual revenues accurately. If our future quarterly operating results fall below the expectations of securities analysts or investors, the trading price of our common stock will likely drop. Our quarterly operating results have fluctuated significantly in the past and may continue to fluctuate in the future as a result of many factors, including:

     -- our ability to retain existing customers, attract new customers, and satisfy our customers' demands;

     --    market acceptance of our products, technologies and services;

     -- introduction or enhancement of new products, technologies or services by us or our competitors;

     -- changes in prices for our products, technologies and services or our competitors' products, technologies and services;

     -- changes in usage of the Internet and online services and consumer acceptance of the Internet and e-commerce;

     --    costs of litigation and intellectual property protection;

     --    industry transitions to new business and information delivery models;

     --    growth in Internet use;

     --    emergence of new competition;

     -- varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure; and

     --    technical difficulties with our technologies.

       Based on these and other factors, we believe our revenues, expenses and operating results could vary significantly in the future and period-to-period comparisons should not be relied upon as indications of future results.

       Our staffing and other operating expenses are based in large part on anticipated revenues. It would be difficult for us to adjust our spending to compensate for any unexpected shortfall. If we are unable to reduce our spending following any such shortfall, our results of operations would be adversely affected.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

       We believe that our current cash, cash equivalents, and marketable securities balances and cash provided by future operations, if any, are sufficient to meet our operating cash flow needs and anticipated capital expenditure requirements through at least the next 12 months. We may seek additional funds before that time through public or private equity financing or from other sources to fund our operations and pursue our growth strategy. We have no commitment for additional financing (other than from the selling stockholders under the terms of the transactions described herein) and we may experience difficulty in obtaining additional financing on favorable terms, if at all. Any financing we obtain may contain covenants that restrict our freedom to operate our business or may have rights, preferences, or privileges senior to our common stock and may dilute our current shareholders' ownership interest in Viewpoint.

OUR STOCK PRICE IS VOLATILE AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE

       The market price of our common stock has fluctuated significantly in the past. The price at which our common stock will trade in the future will depend on a number of factors including:

     --    our historical and anticipated operating results;

     --    general market and economic conditions;

     --    our announcement of new products, technologies or services;

     --    actual or anticipated fluctuations in our operating results; and

     -- developments regarding our products, technologies or services, or those of our competitors.

       In addition, the stock market has experienced extreme price and volume fluctuations recently. This volatility has had a substantial effect on our stock price, as well as the stock prices of other software companies, particularly Internet companies. These broad market and industry fluctuations may adversely affect the market price of our common stock. As a result, the market price of our common stock may continue to fluctuate.

       Also, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, financial condition, operating results and cash flows.

THE SELLING STOCKHOLDERS MAY CONVERT THEIR NOTES AND EXERCISE THEIR WARRANTS AT ANY TIME AND SELL A SUBSTANTIAL NUMBER OF THEIR SHARES OF COMMON STOCK IN THE PUBLIC MARKET AFTER THIS OFFERING, WHICH COULD DEPRESS OUR STOCK PRICE

       Sales of a substantial number of shares of common stock in the open market after this offering on conversion of notes and exercise of warrants by the selling stockholders, or the perception that such sales could occur, could adversely affect the trading price of our common stock. Taking into account potential future issuances of convertible notes and warrants under the existing agreements between us, the selling stockholders would be able to sell 8,456,777 shares of common stock, representing approximately 21% of the outstanding shares of our common stock, plus shares of common stock that may be issued in payment of interest on the convertible notes. A decision by the selling stockholders to sell shares of our common stock could adversely affect the trading price of our common stock.

IF THE INTERNET DOES NOT BECOME A MORE WIDESPREAD COMMERCE MEDIUM, DEMAND FOR OUR PRODUCTS AND TECHNOLOGIES MAY DECLINE SIGNIFICANTLY

       The market for our products, technologies and services is new and evolving rapidly. Growth in this market depends, in large part, on increased use of the Internet for e-commerce. If the rate of adoption of the Internet as a method for e-commerce slows, the market for our products, technologies and services may not grow, or may develop more slowly than expected.

       It may be reasonable to believe that increased Internet use may depend on the availability of greater bandwidth or data transmission speeds or on other technological improvements, and we are largely dependent on third party companies to provide or facilitate these improvements.

       The e-commerce market is relatively new and evolving. Licensing of our products and technologies depends in large part on the development of the Internet as a viable commercial marketplace. There are now substantially more users and much more "traffic" over the Internet than ever before, use of the Internet is growing faster than anticipated, and the technological infrastructure of the Internet may be unable to support the demands placed on it by continued growth. Delays in development or adoption of new technological standards and protocols, or increased government regulation, could also affect Internet use. In addition, issues related to use of the Internet, such as security, reliability, cost, ease of use and quality of service, remain unresolved and may affect the amount of business that is conducted over the Internet and in other digital media.

OUR MARKET IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY, AND IF WE DO NOT RESPOND IN A TIMELY MANNER, OUR PRODUCTS AND TECHNOLOGIES MAY NOT SUCCEED IN THE MARKETPLACE

       The market for e-commerce visualization is characterized by rapidly changing technology. As a result, our success depends substantially upon our ability to continue to enhance our products and technologies and to develop new products and technologies that meet customers' increasing expectations. Additionally, we may not be successful in developing and marketing enhancements to our existing products and technologies or introducing new products and technologies on a timely basis. Our new or enhanced products and technologies may not succeed in the marketplace.

       In addition, the industry is subject to rapidly changing methods and models of information delivery. If a general market migration to a method of information delivery that is not conforming with our technologies were to occur, our business and financial results would be adversely impacted.

UNDETECTED ERRORS IN OUR PRODUCTS AND TECHNOLOGIES COULD RESULT IN ADVERSE PUBLICITY, REDUCED MARKET ACCEPTANCE OR LAWSUITS BY CUSTOMERS

       We offer complex software products and technologies, which may contain undetected errors. If errors are found in our products or technologies after we have commercially released them, we could likely experience adverse publicity, reduced market acceptance or lawsuits by customers. This would adversely affect our business.

IN ORDER TO INCREASE MARKET AWARENESS OF OUR PRODUCTS AND GENERATE INCREASED REVENUE, WE NEED TO EXPAND OUR SALES AND MARKETING CAPABILITIES

       We expanded our sales force in 2002 and may be required to continue to expand our sales and marketing operations to increase market awareness of our products and generate increased revenue. We cannot be certain that we will be successful in these efforts. In addition, market acceptance of our current and future products will depend on continued market development for Internet products and services and the commercial adoption of standards on which our technology products are based. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective clients and newly hired employees require training and take time to achieve full productivity. We cannot be certain that our recent hires will become as productive as necessary, that we will be able to hire enough qualified individuals or that we will be able to retain existing employees in the future.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

       Our success and ability to compete substantially depend on the uniqueness or value of our products and technologies. We rely on a combination of copyright, trademark, patent, trade secret laws, and employee and third-party nondisclosure agreements to protect our intellectual and proprietary rights, products, and technologies. Policing unauthorized use of our products and technologies is difficult and the steps we take may not prevent the misappropriation or infringement of technology or proprietary rights. In addition, litigation may be necessary to enforce our intellectual property rights. Such misappropriation or litigation could result in substantial costs and diversion of resources and the potential loss of intellectual property rights, any of which would adversely impair our business.

       Our products and technologies may be the subject of infringement claims in the future. This could result in costly litigation and could require us to obtain a license to the intellectual property of third parties. We may be unable to obtain licenses from these third parties on favorable terms, if at all. Even if a license is available, we may have to pay substantial royalties to obtain it. If we cannot obtain necessary licenses on reasonable terms, our business would be adversely affected.

WE MAY NEED TO ENTER INTO BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES WHICH COULD BE DIFFICULT TO INTEGRATE AND MAY DISRUPT OUR BUSINESS

       We may continue to expand our operations or market presence by entering into other business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

     -- difficulty assimilating the operations, technology and personnel of the combined companies;

     --    disruption of our ongoing business;

     --    problems retaining key technical and managerial personnel;

     --    expenses associated with amortization of purchased intangible assets;

     --    additional operating losses and expenses of acquired businesses; and

     -- impairment of relationships with existing employees, customers and business partners.

OUR REVENUES COULD BE NEGATIVELY AFFECTED BY THE LOSS OF STRATEGIC PARTNERS AND RESELLERS AND IF WE FAIL TO ESTABLISH, MAINTAIN OR EXPAND OUR STRATEGIC RELATIONSHIPS FOR THE INTEGRATION OF OUR TECHNOLOGY WITH THE SERVICES OF THIRD PARTIES, THE GROWTH OF OUR BUSINESS MAY CEASE OR DECLINE

       For the year ended December 31, 2001 and the nine months ended September 30, 2002, we recorded revenues totaling 17% and 56%, respectively, of total revenues related to certain agreements with two stockholders who have representatives on our board of directors. The loss of any strategic partner could significantly reduce our revenues, which could have a material adverse effect on our financial condition, operating results and business.

       In order to expand our business, we must generate, maintain and strengthen strategic relationships with third parties. Currently, we have relationships with AOL and Adobe, through which they integrate our technology into their products and services. We may need to establish additional strategic relationships in the future. If these parties do not provide sufficient, high-quality service or integrate and support our technology correctly, or if we are unable to enter into successful new strategic relationships, our revenues and growth may suffer. We cannot be assured that the time and effort spent on developing or maintaining strategic relationships will produce significant benefits to us.

CLIENTS THAT ACCOUNT FOR LARGE PORTIONS OF OUR REVENUES IN ONE PERIOD MAY NOT GENERATE SIMILAR AMOUNTS OF REVENUE IN SUBSEQUENT PERIODS

       A large portion of our revenues are generated from a small number of clients. These clients may not retain our services for the same amount of work in the future. Any cancellation, deferral or significant reduction in our work performed for these clients could have a material adverse effect on our business, financial condition and results of operations.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO IDENTIFY, HIRE, TRAIN AND RETAIN HIGHLY QUALIFIED TECHNICAL AND MANAGERIAL EMPLOYEES

       Our future success depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial employees. The competition for these employees is intense, and we have experienced difficulty in identifying and hiring qualified engineering personnel. If we do not succeed in attracting and retaining necessary technical and managerial employees in the future, our business would be adversely affected.

OUR CHARTER DOCUMENTS COULD MAKE IT MORE DIFFICULT FOR AN UNSOLICITED THIRD PARTY TO ACQUIRE US

       Our certificate of incorporation and by-laws are designed to make it difficult for an unsolicited third party to acquire control of us, even if a change in control would be beneficial to stockholders. For example, our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of "blank check" preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for an unsolicited third party to acquire our company.

       In addition, we must receive a stockholders' proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.

                           FORWARD-LOOKING STATEMENTS

       In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the results suggested in these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors." You should carefully review the risks described in other documents we file from time to time with the Commission, including any future reports to be filed in 2003 and our Annual Report on Form 10-K for 2001. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "targets," "estimates," and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

                                USE OF PROCEEDS

       We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus.

              PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS

       On December 31, 2002, we issued to the selling stockholders $7.0 million aggregate principal amount of our 4.95% convertible notes due December 31, 2007 and warrants to purchase 726,330 shares of our common stock in return for an aggregate consideration of $7.0 million. Within the next six months we have the right, if we satisfy certain financial and other conditions, to require the selling stockholders to buy an additional $7.0 million aggregate principal amount of notes and warrants to purchase 726,330 shares of our common stock. In addition, the selling stockholders have the right within the next year to buy an additional $2.8 million aggregate principal amount of notes and warrants to purchase 290,533 shares of our common stock. Furthermore, if we satisfy certain financial and other conditions we may choose to issue shares of common stock rather than cash to pay interest on the notes.

       The notes and warrants issued on December 31, 2002 are convertible and exercisable, respectively, at a price of $2.26 per share of common stock, subject to adjustment in the event of dilution of the common stock. The notes and warrants that may be issued after December 31, 2002 will be convertible and exercisable, respectively, at a price of $2.71 per share of common stock, subject to adjustment in the event of dilution of the common stock.

                              SELLING STOCKHOLDERS

       The shares of common stock being offered by the selling stockholders are issuable upon conversion of the convertible notes, upon exercise of the warrants and, if we elect to pay interest in shares of common stock, as interest on the convertible notes. For additional information regarding the convertible notes and warrants, see "Private Placement of Convertible Notes and Warrants" above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the convertible notes and the warrants, the selling stockholders have not had any material relationship with us within the past three years.

       The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the convertible notes and the warrants, as of January 28, 2003, assuming conversion of all convertible notes and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.

       The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. In accordance with the terms of registration rights agreements with the holders of the convertible notes and the warrants, this prospectus generally covers the resale of at least that number of shares of common stock equal to 130% of the number of shares of common stock issuable upon conversion of the convertible notes, as interest shares on the convertible notes and upon exercise of the related warrants, determined as if the outstanding convertible notes and warrants were converted or exercised, as applicable, in full and the interest shares for the entire term of the convertible notes are issued, in each case, as of the trading day immediately preceding the date this registration statement was initially filed with the Commission. Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted and the number of interest shares depends on the market price of the common stock at the time of the interest payment, the number of shares that will actually be issued may be more or less than the 7,037,066 shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

       Under the terms of the convertible notes and the warrants, a selling stockholder may not convert the convertible notes, or exercise the warrants, to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our outstanding common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

       None of the selling stockholders beneficially owned any other shares of the Company's common stock as of December 31, 2002.

                                                             MAXIMUM NUMBER OF SHARES TO
                                NUMBER SHARES BENEFICIALLY    BE SOLD PURSUANT TO THIS     NUMBER OF SHARES OWNED AFTER
                                  OWNED BEFORE OFFERING              PROSPECTUS                      OFFERING
                                --------------------------   ---------------------------   ----------------------------
NAME
Smithfield Fiduciary LLC(1)...          1,420,223                     2,613,767                         0
Portside Growth &
Opportunity Fund(2)...........          1,092,479                     2,010,591                         0
Riverview Group LLC(3)........          1,310,974                     2,412,708                         0
Total.........................          3,823,676                     7,037,066

-------------------

(1) Highbridge Capital Management, LLC ("Highbridge") is the trading manager of Smithfield Fiduciary LLC ("Smithfield") and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of

    Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(2) Ramius Capital Group, LLC ("Ramius Capital") is the investment adviser of Portside Growth & Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter
    A. Cohen, Morgan B. Stark and Thomas W. Strauss are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark and Strauss may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Each of Messrs. Cohen, Stark and Strauss disclaims beneficial ownership of the shares held by Portside.

(3) The Chief Financial Officer of Riverview, who is currently Robert Williams, has voting and dispositive power over the shares to be sold by Riverview.

                              PLAN OF DISTRIBUTION

       We are registering the shares of common stock issuable on conversion of the convertible notes, as interest shares on the convertible notes and on exercise of the warrants to permit the resale of these shares of common stock by the holders of the convertible notes, and the warrants from time to time after the date of this prospectus. Other than as set forth in the following paragraph, we will bear all reasonable fees and expenses incident to our obligation to register the shares of common stock.

       The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered under this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     -- on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

     --    in the over-the-counter market;

     -- in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     -- through the writing of options, whether such options are listed on an options exchange or otherwise; or

     --    through the settlement of short sales.

       If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, the underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

       The selling stockholders may pledge or grant a security interest in some or all of the convertible notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

       The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to any such broker-dealer may be deemed underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

       Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

       There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

       The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended and the rules and regulations under that statute, including, without limitation, Regulation M. This may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

       We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information they furnish to us specifically for use in this prospectus, in accordance with the related registration rights agreements.

       Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

       Each share of common stock is sold together with certain stock purchase rights. These rights are described in the Amended and Restated Rights Agreement, dated as of June 24, 1999, filed as Exhibit 4 to our registration statement filed on Form 8-A (File No. 000-27168), which we filed with the Commission on October 29, 1999, as amended by Amendment 1 to the Amended and Restated Rights Agreement, dated as of November 28, 2000, filed as Exhibit 99.5 to our registration statement filed on Form 8-A, which we filed with the Commission on December 5, 2000. See "Incorporation of Documents by Reference" below.

                                 LEGAL MATTERS

       The validity of the common stock offered by this prospectus will be passed on for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                                    EXPERTS

       The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Viewpoint Corporation for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

       The Commission allows us to "incorporate by reference" in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

       (1)     our Annual Report on Form 10-K for the year ended December 31,
               2001;

       (2) our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002;

       (3)     our Current Report on Form 8-K dated January 2, 2003; and

       (4) the description of our common stock set forth on our registration statement filed on October 26, 1995 with the Commission on Form 8-A pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating that description.

       The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the Commission will automatically update and supersede this information.

                      WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and current reports, proxy statements and other documents with the Commission under the Securities Exchange Act. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission's Web site at http://www.sec.gov. You may also read and copy our annual and quarterly reports from our website at http://www.viewpoint.com.

       Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning Viewpoint can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain a website at www.viewpoint.com that contains additional information, including news releases, about our business and operations. Information contained in this website does not constitute, and shall not be deemed to constitute, part of this prospectus.

       You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

              Corporate Secretary
              Viewpoint Corporation
              498 Seventh Avenue, Suite 1810
              New York, New York 10018
              (212) 201-0800

       This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit under the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to Viewpoint. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, all of which are payable by Viewpoint Corporation (the "Registrant"), in connection with the sale of the common stock being offered by the selling stockholders.

Commission registration fee.................................      $734.81
Legal fees and expenses.....................................    20,000.00
Accounting fees and expenses................................     6,000.00
Printing expenses...........................................     5,000.00
Miscellaneous...............................................     1,500.00
          Total.............................................   $33,234.81

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

       The Registrant's amended and restated certificate of incorporation provides for indemnification of the Registrant's directors against liability to the Registrant and its stockholders to the fullest extent permitted by the DGCL.

       The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify others to the fullest extent permitted by law. The Registrant's Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

ITEM 16. EXHIBITS

  EXHIBIT
   NUMBER                          EXHIBIT DESCRIPTION
  -------                          -------------------
    5.1        Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities being offered.
   23.1        Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
               Exhibit 5.1).
   23.2        Consent of PricewaterhouseCoopers LLP, independent certified public accountants.
   24          Power of Attorney (included on the signature page of this
               registration statement).

ITEM 17. UNDERTAKINGS

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (a) To include any prospectus required by Section 10(a)(3) of the
                  Securities Act of 1933;

              (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

       (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on January 29, 2003.

                                          VIEWPOINT CORPORATION

                                          By: /s/ Robert E. Rice
                                          --------------------------------------
                                              Name: Robert E. Rice
                                              Title:  President and Chief
                                                      Executive Officer

                               POWER OF ATTORNEY

       Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints Robert E. Rice, acting alone, such person's true and lawful attorney-in-fact, with full power of substitution, to sign for such person and in such person's name and capacity indicated below, in connection with this Registrant's registration statement on Form S-3, including to sign this registration statement and any and all amendments to this registration statement, including Post-Effective Amendments as well as any Registration Statement under Rule 462(b), and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorney-in-fact to any and all amendments.

SIGNATURE                                            TITLE                               DATE
---------                                            -----                               ----

/s/ Robert E. Rice                                   Chairman, President and Chief       January 29, 2003
------------------------------------------------     Executive Officer
Robert E. Rice


/s/ Anthony L. Pane                                  Senior Vice President, Chief        January 29, 2003
------------------------------------------------     Accounting Officer and Chief
Anthony L. Pane                                      Financial Officer


/s/ Thomas Bennett                                   Director                            January 29, 2003
------------------------------------------------
Thomas Bennett


/s/ Bruce R. Chizen                                  Director                            January 29, 2003
------------------------------------------------
Bruce R. Chizen


/s/ Samuel H. Jones, Jr.                             Director                            January 29, 2003
------------------------------------------------
Samuel H. Jones, Jr.


/s/ Lennert J. Leader                                Director                            January 29, 2003
------------------------------------------------
Lennert J. Leader

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                          EXHIBIT DESCRIPTION
  -------                          -------------------
    5.1        Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities being offered.
   23.1        Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
               Exhibit 5.1).
   23.2        Consent of PricewaterhouseCoopers LLP, independent certified public accountants.
   24          Power of Attorney (included on the signature page of this
               registration statement).